Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated March 27, 2015, with respect to the consolidated financial statements and schedules of NorthStar Healthcare Income, Inc. included in the Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference in this Registration Statement on Form S-3 (“Registration Statement”) of NorthStar Healthcare Income, Inc. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”
/s/ GRANT THORNTON LLP
New York, New York
December 7, 2015